LOGO




                      Collins & Aikman Corporation



                        1994 EXECUTIVE INCENTIVE
                            COMPENSATION PLAN




























                                                         June 17, 1994

                          Collins & Aikman Corporation
                   1994 EXECUTIVE INCENTIVE COMPENSATION PLAN


   ARTICLE 1.  Introduction:  Plan Summary and Objectives
   ------------------------------------------------------

   1.1 Plan Summary. The Collins & Aikman Corporation (the "Company") 1994 Executive Incentive Compensation Plan (the "Plan") establishes the annual (fiscal year) bonus program for key employees ("Participants") who are in a position to have an impact on the attainment of the goals of the Company, and the Company's operating divisions. The Plan provides for substantial awards to Participants whose unit meets or exceeds the specified performance goal.

     The bonuses of Participants in the 1994 Plan will be based primarily on one financial measure: Earnings Before Income and Taxes ("EBIT") of the Participant's unit. Threshold, Target and Maximum performance goals will be established for this financial measure. These goals shall be associated, respectively, with lowest, expected and maximum bonus levels for each measure.

     Awards are determined by assigning each Participant a "Target Bonus" or expected bonus level that is equal to a specified percent of base salary. The bonus actually paid to the Participant will be based on the extent to which the performance of his or her unit meets or exceeds the predetermined goals, and on the Participant's performance relative to other Plan Participants. The maximum bonus payable shall be equal to 225% of the Target Bonus.

   1.2    Plan Objectives.  The Plan objectives are:

     a. to motivate key employees to achieve and exceed the specified financial objectives,

     b. to maintain management's focus on the importance of earnings,

     c. to encourage management to balance the longer term needs of the business with shorter term requirements, and

     d. to attract and retain the quality and quantity of key employees required to successfully manage the Company's business.


   ARTICLE 2.  Plan Definitions
   ----------------------------

   2.1    "Base Salary" means the annual base rate of pay, exclusive
           -----------
          of bonuses, long term incentive awards, benefits, car allowances, awards under this Plan and any other non-salary items, as in effect for a Participant on the last day of the calendar year ending in the Plan Year for which an incentive award is made.

   2.2    "Board" means the Board of Directors of the Company.
           -----

   2.3    "Cause" means
           -----

     a. fraud, misappropriation or gross misconduct with respect to any business of the Company or an affiliate of the Company or intentional material damage to any property or business, or the reputation, of the Company or an affiliate of the Company,

     b. willful failure by a Participant to perform his/her duties and responsibilities and to carry out his/her authority,

     c. willful malfeasance or misfeasance or breach of duty or representation to the Company or an affiliate of the Company,

     d. willful failure to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company, or breach of any written agreement between Participant and the Company or an affiliate of the Company, or

     e.   conviction of a Participant of a felony.

   2.4    "Committee" shall mean the Compensation Committee of the
           ---------
          Board of Directors of the Company or any parent company, whose members are determined and appointed by the Board or by the Board of Directors of any parent company in their sole discretion.

   2.5    "Company" shall mean Collins & Aikman Corporation.
           -------

   2.6    "Division" means an operating division of the Company for
           --------
          which EBIT performance goals are established and approved by the Committee and the President and CEO.

   2.7    "Earnings Before Interest and Taxes" ("EBIT") means earnings
           ----------------------------------
          before interest and taxes (including imputed interest and taxes) as determined by the Company in accordance with generally accepted accounting principles.

   2.8    "Effective Date" means January 30, 1994.
           --------------


   2.9    "Maximum Performance Goal" means the highest level of
           ------------------------
          performance specified for the EBIT financial measure.
          Performance at (and above) this level is associated with the maximum level of bonus payouts for each measure.

   2.10  "Participant" means a key executive or staff person
          -----------
         designated as being eligible for an award under the Plan.

   2.11  "Plan Year" means the 1994 fiscal year ending January 28,
          ---------
         1995.


   2.12   "Target Bonus" means a specified percentage of a
           ------------
          Participant's Base Salary as determined pursuant to the provisions of the Plan.

   2.13   "Target Performance Goal" is the expected level of
           -----------------------
          performance established for the EBIT financial performance measure based on the Company's and, where applicable, Division's budget and other considerations. This level of performance is associated with the Target Bonus level of bonus payouts.

   2.14   "Threshold Performance Goal" is the lowest acceptable level
           --------------------------
          of performance specified for the EBIT financial performance measure. This level of performance is associated with the lowest level of bonus payouts.


   ARTICLE 3. Eligible Executives
   ------------------------------

   3.1 Eligible Executives. Key executives and staff of the Company and Divisions are eligible to be named Participants in the Plan for the Plan Year. Generally, only those executives and staff whose potential contributions are deemed to be important to the success of the Company or Division in achieving its objectives will be designated as Participants. The designation of eligible executives shall be the responsibility of the Vice President - Human Resources and President and CEO of the Company. See Article 5 regarding Participant selection.


   ARTICLE 4.   Setting Performance Goals
   --------------------------------------

   4.1    Budgets and Performance Goals

          The annual budget of the Company shall form the initial basis for setting financial performance goals.

          Threshold, Target and Maximum EBIT Performance Goals will be established for the Company and each Division. Threshold and Maximum goals may or may not be pre-determined based on a fixed percent of the Target goal.

          The final determination of goals shall be subject to the approval of the Committee, in their sole discretion.

   4.2    Performance Goal Setting Process

          a.  Performance Goal Recommendations:  Upon finalization of
              ---------------------------------
              the Company's budget, the President and CEO shall submit recommended Threshold, Target and Maximum EBIT Performance Goals and any interim goals.

          b.  Performance Goal Approval:  Final approval of the
              --------------------------
              performance goals shall be the responsibility of the Committee. It is contemplated that such goals, once set, will not change for any reason during the fiscal year. The Committee may, in its sole discretion, alter or amend these goals if deemed necessary or appropriate.


   ARTICLE 5. Selecting Plan Participants; Assigning Target Bonuses
   ----------------------------------------------------------------

   5.1    Participant Selection.

          The President and CEO and each Division head (as appropriate) shall recommend as a Plan Participant any executive or key employee whose potential contributions to his/her unit's performance are considered important to the success of their unit. Such recommendations are subject to the Plan and the final approval of the Vice President - Human Resources and President and CEO.

              a.  Eligible Group.   The group of eligible employees
                  ---------------
                  shall include, but not be limited to, senior executives and their direct reports at the Company staff level, Division heads and senior management of the Divisions and their direct reports. Key employees below these levels may be included.

          b.  Approval.  No employee shall become a participant in
              ---------
              the Plan, nor shall Plan participation be discussed with an employee, until approval is received in writing from the Vice President - Human Resources.

   5.2    Assignment of Target Bonuses

          a.  Target Bonus Guidelines  The Vice President - Human
              -----------------------
              Resources and the President and CEO have the responsibility to assign and recommend a Target Bonus for each Participant. The recommended Target Bonus, will take into account the Participant's: a) position relative to those of other Participants, b) anticipated contribution to the organization's performance and c) external competitive bonus rates for similar positions in similar industries.

          b.  Target Bonus Changes.  From time to time, due primarily
              --------------------
              to changes in position, it may be necessary to modify an assigned Target Bonus. The Vice President - Human Resources and President and CEO shall have the authority to make such modifications subject to the terms of this Plan.

   5.3 Communication of Performance Goals, Participant Eligibility and Target Bonuses

          The Vice President - Human Resources has the responsibility to communicate to each Participant his or her unit's performance goals, Participant eligibility and Participant Target Bonus, provided: a) the necessary approvals have been obtained before any communication takes place, b) any communication regarding the Target Bonus, written or otherwise, is fully consistent with this Plan, c) it is clear that the recommendation for program participation and bonus eligibility is not a guarantee of payment or amount, and d) a Participant be provided a copy of this Plan upon request.


   ARTICLE 6.  Granting Participant Bonuses
   ----------------------------------------

   6.1    Introduction

          Bonuses based on EBIT performance will be paid only if the Participant's unit (i.e., Division or Company, as appropriate) hits its EBIT Threshold. It is not necessary for the Company to achieve its EBIT threshold for a Division to receive a bonus based on EBIT.

          All bonuses are subject to the final approval of the Committee.

   6.2 EBIT Bonus Calculation. When the EBIT bonus is determined, it is calculated as a percent of the Target Bonus per the following schedule:

     Company/Division EBIT
     Performance Level Achieved:       Threshold     Target     Maximum
                                       ---------     ------     -------

     Payout as a % of Target Bonus        50%         100%       225%


     In addition, the Committee may establish interim EBIT performance levels. Straight line interpolation is used between Threshold and Target, between Target and Maximum, and between any interim EBIT performance levels (if established) to determine the calculated payout.


   6.3    Bonus Recommendations, Approvals and Distribution

     a.   Bonus Recommendations. The President & CEO shall, as soon as
          ---------------------
          possible following the determination of year-end results, submit to the Committee a list of recommendations for all Plan Participants for actual bonus awards. In determining bonus awards, the President and CEO may, in his sole discretion, use other factors -- such as cash flow, etc. -- in determining the level of achievement of the financial performance measure. Where a recommended award is different than a calculated award, the variance should be noted.

          In arriving at the recommended awards, the Vice President - Human Resources shall work with each Division head in considering the Participants' Target Bonus levels, the calculated awards based on actual EBIT performance, and the Participants' relative contributions to the unit's performance. The Division head has, therefore, the discretion to modify individual calculated awards to account for different performance levels. If one individual's award is modified upward, however, other awards have to be adjusted downward such that the net change of all modifications is $0. In other words, the sum of all awards
                                                           ---
          calculated must stay the same regardless of any changes in individual awards.
          ----------

          Subject to the other provisions hereof, in no event shall a Participant who is eligible for a calculated award have his/her award reduced below 75% of the award as calculated. Recommendations for Company staff shall normally be based entirely on the actual performance of the Company as a whole.

     b.   Final Approval.  The Committee shall have final approval of
          ---------------
          Company and Division operating results to be used in bonus calculations and the timing, and amount of all bonus payments.

     c.   Bonus Distribution. Final approval by the Committee shall
          ------------------
          authorize the President and CEO to make bonus grants as approved. The Vice President - Human Resources shall effect the payment of the bonus as soon as is administratively practicable once the bonuses are approved.


   ARTICLE 7.   Plan Administration
   --------------------------------

   7.1    Administrative Responsibilities

     a. Overall Plan administration shall be the responsibility of the Committee who shall have absolute and final discretion regarding interpretation of Plan and sole authority to make all decisions with respect to Plan.

     b. The Committee shall have the authority to, at their discretion, approve all performance goals, actual performance results, recommended bonuses, Plan interpretations and modifications and to take any and all other actions at any time they deem necessary or appropriate for the administration of the Plan.
     c. Responsibility for plan implementation and operation has been delegated by the Committee to the President and CEO and the Vice President - Human Resources who shall have the responsibility for:

          1.  approving Participant rosters and Participant Target
              Bonuses,

          2. ensuring that performance goals are submitted, reviewed and approved on a timely basis;

          3. ensuring that year-end results and recommended bonuses for all eligible Participants are submitted, reviewed and approved on a timely basis; and

          4. maintaining appropriate records with respect to performance goals, eligible Participants, Target
              Bonuses, actual awards, all necessary written approvals and other records as appropriate.

   7.2   Award Payments

         a. Payment of awards shall be made on or before April 1 of the year immediately following the year for which the performance goals have been set.

     b. In the event of a change of assignment or transfer that would result in a change of Target Bonus during the course of the year, the participant's bonus calculation shall be determined by mutual agreement with the Division head, the President and CEO and the Vice President - Human Resources.

     c. If a person is not on the payroll at the end of the fiscal year, a bonus will not be paid regardless of length of service or reason for termination except as noted herein. Exceptions may be made by the Vice President - Human Resources and the President and CEO in their sole discretion for terminations prior to the end of the fiscal year due to death, total and permanent disability (as defined by the applicable disability plan(s)), and Early or Normal Retirement (as defined by the applicable retirement plan(s)). An exception may also be made for employees on approved leaves of absence. A pro rata bonus based on the executive's contributions to his/her objectives may be payable under these circumstances. In the event of the death of a Participant, the Participant's beneficiaries shall be entitled to the awards, if any, to which the Participant would have otherwise been entitled.

          An additional exception may be made in the event of the sale of a unit. In such cases, the Committee may, in its sole discretion, award discretionary bonuses based on performance to date. The sale of a unit does not necessarily entitle a Plan participant to a bonus under this Plan.

     d. A former Plan Participant who is not on the payroll when awards are distributed (approximately April 1) but who was on the payroll at the end of the fiscal year, shall generally be entitled to a bonus, subject to the terms of this Plan.

     e. An employee discharged for Cause, as defined above, shall forfeit any and all rights to a bonus under this Plan, even if the employee is on the payroll at the end of the fiscal year.

   7.3   General Provisions

     a. The Plan is intended to constitute an "unfunded" plan for the incentive compensation of a select group of key management employees of the Company and its Divisions.

     b. Neither the Plan nor any action taken under the Plan shall be construed as:

          1) giving any employee any right to be retained in the employ of the Company, or Division.

          2)  affecting the right of the above-mentioned entities to
              terminate the      employment of any individual at any
              time for any reason; or

          3) interfering with the rights created under any separate written employment or severance agreement.

     c. Should the provisions of a Participant's employment contract not be consistent with the provisions of the Plan, the provisions of the employment contract shall control.

     d. The Committee may alter, amend or terminate the Plan at any time or from time to time.

     e. Neither the Board nor the Committee, nor the Company nor any Division, nor any officers, directors or employees shall have any liability to any Participant (or his/her beneficiaries) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of such entities notwithstanding the fact that any such action or inaction in any way whatsoever may adversely affect the value of any awards, rights or benefits of a Participant (or his/her beneficiaries) under the Plan. Unless the Participant specifies otherwise in writing to the Committee, beneficiaries, for the purposes of this Plan, shall mean the beneficiaries identified by the Participant for his/her qualified pension or retirement plan(s).

     f. The Plan and all actions taken pursuant to the Plan shall be governed by, and construed in accordance with, the internal laws of the State of New York.

     g. The invalidity or unenforceability of any one or more provisions of the Plan shall not affect the validity or enforceability of any other provisions of the Plan, which shall remain in full force and effect.

     h. Correspondence regarding this Plan should be sent to the Vice President - Human Resources, Collins & Aikman
          Corporation, Post Office Box 32665, Charlotte, NC  28232.